UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 24, 2018

MEDICAL INNOVATION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-27211	84-1469319
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5805 State Bridge Road, Suite G-328, Duluth, Georgia 30097

(Address of Principal Executive Offices) (Zip Code)

(866) 883-3793

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

The parties have terminated the proposed sale transaction between MIHI and RHP as of July 9, 2018.

The Agreement was for the sale of the assets of Seller’s business of selling supplements under the Revatrol®, TBoost®, Isoprex®, Prosentials®, Oraescin®, Youthful Allure™, Lexitrol Ultimate, Cerbrexum and Cerbrexum IQ™ trademarks.

The Parties had agreed to allocate the $1,000,000 payment as follows: $100,000 for the consideration for the Non-Compete, Non Circumvention Agreement, and the sum of $900,000 for the purchase of the assets of RHP.

$400,000 was to be paid in cash at closing, and (b) payment in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) payable pursuant to a Convertible Promissory Note (the “Convertible Note”). The obligations of Buyer under the Convertible Note were to be secured by the Security Agreement. Seller was required to execute an intercreditor agreement with the Senior Lender in form and substance reasonably satisfactory to the Senior Lender pursuant to which the Seller shall subordinate the priority of its lien on the collateral described in the Security Agreement to the lien on such collateral arising under the Senior Loan documents.

The agreement was to purchase certain assets of RHP allowing MIHI to enter the nutraceutical market. The Company expected certain cash flow, customer database, and proprietary products and trademarks.

There exist no relationships between the parties other than the material definitive agreement. SELLER was RENAISSANCE HEALTH PUBLISHING, LLC, a Florida limited liability company. Buyer was MEDICAL INNOVATION HOLDINGS, INC., a Colorado corporation. The Agreement was originally signed June 27, 2017.

The transaction was subject to the Company raising sufficient capital to execute the transaction, which the Company was unable to complete.

There were no material early termination penalties incurred by the registrant.

The Company does not have any responsibility for termination of the agreement. Seller claims the company owes him the audit results but there is no written agreement to support that assertion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL INNOVATION HOLDINGS, INC.

By:	/s/ Arturo Jake Sanchez
Name:	Arturo “Jake” Sanchez

Date:	July 24, 2018